Rule 424(b)(3)
                                            File Nos. 333-66467 and 333-66467-01

PRICING SUPPLEMENT NO. 10 DATED January 22, 1999
(To Prospectus Dated November 10, 1998, as Supplemented November 10, 1998)

                        COUNTRYWIDE HOME LOANS, INC.
                        MEDIUM-TERM NOTES, SERIES H

                       UNCONDITIONALLY GUARANTEED BY
                    COUNTRYWIDE CREDIT INDUSTRIES, INC.
                            FLOATING RATE NOTES
                            -------------------

Trade Date:    January 22, 1999           Book Entry:    |X|
Issue Price:   100%                       Certificated:  |_|
Original Issue Date:   January 27, 1999   Principal Amount:    $ 50,000,000
Stated Maturity Date:  December 30, 1999  Net Proceeds:        $ 49,975,000
                                          Specified Currency:  U.S. Dollars

Base    |_| Commercial Paper Rate  |X| LIBOR                 |_| Certificate of
Rate(s):                               Telerate Page 3750          Deposit Rate
        |_| Treasury Rate          |_| Federal Funds Rate    |_| Prime Rate
        |_| CMT Rate               |_| Eleventh District     |_| Other
                                         Cost of Funds Rate

Exchange Rate Agent:    N/A

Minimum Denomination:  $1,000                 Maximum Interest Rate:        N/A
Initial Interest Rate: 4.99188%               Minimum Interest Rate:        N/A
Interest Determination Dates: Two Business    Interest Factor Convention:   N/A
                              Days prior to   Index Maturity:      Three months
                              each Interest   Spread (plus or
                              Payment Date      minus):  Plus 5 basis points
Interest Reset Dates:  Same as Interest       Spread Multiplier:            N/A
                       Payment Dates          Fixed Rate Commencement
Interest Payment Dates: March 30, June 30,      Date:                       N/A
                        September 30 and      Fixed Interest Rate:          N/A
                        December 30,
                        commencing March
                        30, 1999
Agent:   Salomon Smith Barney
Calculation Agent:      The Bank of New York

Redemption:                                  Repayment:

 Check box opposite applicable paragraph:    Check box opposite applicable
                                               paragraph:
 |X| The Notes cannot be redeemed prior to   |X| The Notes cannot be repaid
       maturity.                                   prior to maturity.
 |_| The Notes may be redeemed prior to      |_| The Notes may be repaid prior
       maturity.                                   to maturity.
 Initial Redemption Date:                    Optional Repayment Dates:
 Initial Redemption Percentage:
 Annual Redemption Percentage Reduction, if any:

Additional/Other Terms:  The first coupon floats at two months Libor plus five basis points. All subsequent coupons will float at three months Libor plus five basis points.

                         -------------------

     The Notes to which this Pricing Supplement relates will be unsecured and unsubordinated indebtedness of CHL and will rank equally with CHL's other unsecured and unsubordinated indebtedness. As of November 30, 1998, the Guarantor did not have any secured indebtedness outstanding and CHL had $15,023,000 aggregate principal amount of secured indebtedness outstanding. As of that date, CHL had $8,964,675,000 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with CHL's other unsecured and unsubordinated indebtedness and will rank equally with the Notes to which this Pricing Supplement relates.